UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: March 7, 2005

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number, including area code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

On March 9, 2005, Coldwater Creek Inc. (the “Company”) issued a press release announcing its financial results for its fiscal quarter and year ended January 29, 2005. The Company also announced a restatement of certain historical financial statements to correct an error relating to the duration of the period over which the Company amortized rental expense for properties leased for its stores, as described in Item 4.02 of this Form 8-K, which description is incorporated by reference to this item. A copy of the press release is set forth as Exhibit 99.1.

The information being furnished in this Item 2.02 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date of this report, except as shall be expressly set forth by specific reference in such filing.

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

                (a)           On March 7, 2005, the Audit Committee of the Board of Directors of the Company concluded that the Company’s consolidated financial statements for the fiscal year ended January 31, 2004 and the 11 months ended February 1, 2003, the three interim quarters of fiscal 2004, and the four quarters of fiscal 2003, should be restated and that those previously filed financial statements should no longer be relied upon. The restatement is to correct certain errors relating to the manner in which the Company recognizes rent expenses for properties it leases for its retail stores.

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission issued a letter to the Center for Public Company Audit Firms, American Institute of Certified Public Accountants regarding certain accounting matters related to operating leases and their application under generally accepted accounting principles. Consequently, like many other publicly-traded retail companies, the Company undertook a review of its accounting treatment of its retail store leases.

Based on this review and consultation with its independent registered public accounting firm, the Company determined on March 7, 2005 to restate its consolidated financial statements for certain prior periods in order to correct an error relating to its recognition of rent expenses under Financial Accounting Standards Board Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases.” Previously, the Company followed a practice common in the retail industry of recognizing the straight line rent expense for leases beginning generally on the earlier of the store opening date or lease commencement date (as set forth in the lease), which had the effect of excluding the build-out period of its stores from the calculation of the period over which it expensed rent.  The Company will now begin recording rent expense when it takes possession of a store, which occurs before the commencement of the lease term and approximately 60 to 90 days prior to the opening of a store.

The expected impact of this restatement in fiscal 2002 and fiscal 2003 is a reduction to net income of approximately $0.2 million in each year. The expected impact on net income of this restatement for the first three quarters of fiscal 2004 is a reduction in net income of approximately $0.5 million. The expected cumulative impact of this change through the third quarter of fiscal 2004 is a reduction to net income of approximately $2.1 million, of which approximately $1.2 million relates to periods prior to fiscal 2002.

The Company will restate certain historical financial statements for these impacts, which it does not believe are material to any of the restated periods.  Making this correction will result in non-cash expense adjustments and will have no impact on revenues or cash balances for the restated periods.  Additionally, the company’s cash payments for rent and the total rent expense incurred over the term of the leases will not change as a result of this correction. The Company will include its restated consolidated financial statements for prior periods in its fiscal year 2004 Annual Report on Form 10-K.

The Audit Committee reviewed the accounting treatment and disclosures referred to in this Item 4.02(a) and discussed such treatment and disclosures with KPMG LLP, the Company’s independent registered public accounting firm.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description
99.1	Press release dated March 9, 2005 issued by the Company announcing Fiscal 2004 fourth quarter and full year results and a restatement of certain financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Date: March 9, 2005	/s/ Dennis C. Pence
Dennis C. Pence, Chief Executive Officer